As filed with the Securities and Exchange Commission on May 27, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DROPCAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	4899	98-0204758
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1412 Broadway, Suite 2105

New York, New York 10018

(646) 342-1595

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Spencer Richardson

Chief Executive Officer

DropCar, Inc.

1412 Broadway, Suite 2105

New York, NY 10018

(646) 342-1595

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rick A. Werner, Esq. Matthew L. Fry, Esq. Jayun Koo, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Tel. (212) 659-7300 Fax (212) 918-8989	Rodney C. Keller, Jr. AYRO, Inc. 900 E. Old Settlers Boulevard, Suite 100 Round Rock, TX 78664 Tel: (512) 994-4917	Kenneth R. Koch, Esq. Daniel A. Bagliebter, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. Chrysler Center, 666 Third Avenue New York, NY 10017 Tel: (212) 935-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-236461

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

If applicable, place an [X] in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) [  ]

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)		Amount of Registration Fee(3)
Common Stock, $0.0001 par value per share	12,791,023	N/A	$	N/A	$	N/A

(1)	The number of shares to be registered hereunder is intended to represent the maximum number of additional shares of common stock, par value $0.0001 per share, of DropCar, Inc. (“DropCar”) estimated to be issuable at the effective time of the merger of AYRO, Inc. (“AYRO”) with and into ABC Merger Sub, Inc., a wholly owned subsidiary of the registrant (“Merger Sub”), with AYRO continuing as the surviving corporation, to holders of common stock of AYRO or upon the conversion of options, warrants, preferred stock and other securities convertible into or exercisable for shares of common stock of AYRO, as a result of an increase in the exchange ratio. DropCar previously registered 63,955,115 shares of its common stock pursuant to Amendment No. 1 to the Registration Statement on Form S-4 filed on April 24, 2020 (Registration No. 333-236461) and paid all registration fees associated therewith. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of common stock that may be issued because of events such as recapitalizations, stock dividends, stock splits, and similar transactions.

(2)	Upon the filing of Amendment No. 1 to the Registration Statement on Form S-4 filed on April 24, 2020 (Registration No. 333-236461), the maximum aggregate offering price, solely for purposes of calculation of the registration fee, was calculated in accordance with Rule 457(f) of the Securities Act. AYRO is a private company, no market exists for its equity securities and AYRO has accumulated a capital deficit; therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum offering price is one-third of the aggregate par value of AYRO’s capital stock being acquired in the proposed merger, which is calculated by taking one-third of the product of the par value of $0.001 per share and 58,968,384 shares of AYRO capital stock that may be cancelled or exchanged in the merger (computed as of May 26, 2020, the latest practicable date prior to the date of filing this registration statement, and inclusive of all shares of AYRO capital stock issuable upon conversion of any securities convertible into or exercisable for shares of AYRO capital stock). The maximum number of shares of AYRO common stock that may be cancelled and exchanged in the merger has not changed. Accordingly, the maximum aggregate offering price calculated in connection with the filing of the Initial Registration Statement has not changed.

(3)	Upon filing Amendment No. 1 to the Registration Statement on Form S-4 filed on April 24, 2020 (Registration No. 333-236461), the fee payable was calculated in accordance with Section 6(b) of the Securities Act, at a rate equal to $129.80 per $1 million of the proposed maximum aggregate offering price. Because the maximum aggregate offering price did not change, no additional fee is due.

This registration statement will become effective automatically upon filing with the Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This registration statement is being filed with the Securities and Exchange Commission pursuant to General Instruction K of Form S-4 and Rule 462(b) of the Securities Act of 1933, as amended, for the sole purpose of registering an additional 12,791,023 shares of common stock, $0.0001 par value per share (“DropCar common stock”), of DropCar, Inc. (“DropCar”) for issuance in connection with the merger of AYRO, Inc. (“AYRO”) with and into ABC Merger Sub, Inc., a wholly owned subsidiary of the registrant (“Merger Sub”), with AYRO continuing as the surviving corporation. DropCar has previously registered 63,955,115 shares of DropCar common stock by means of a currently effective registration statement on Form S-4 (Registration No. 333-236461). The number of shares originally registered represented the maximum number of shares of DropCar common stock estimated to be issuable in connection with the merger, based on the number of shares of DropCar common stock outstanding, as of April 22, 2020, and the exchange of shares of AYRO common stock for DropCar common stock pursuant to an exchange ratio of 1.0844 calculated pursuant to the Agreement and Plan of Merger, dated as of December 19, 2019, by and among DropCar, ABC Merger Sub, Inc., and AYRO. The number of shares of DropCar common stock issuable upon the completion of the merger is now estimated to be higher than originally anticipated due to exercises of warrants to purchase DropCar common stock and issuances by DropCar of additional shares since April 24, 2020. The aggregate value of DropCar’s shares to be exchanged in the merger has not changed. Thus, DropCar is registering an additional 12,791,023 shares of DropCar common stock.

INCORPORATION OF DOCUMENTS BY REFERENCE

This registration statement incorporates by reference the contents of the Registration Statement on Form S-4, Registration No. 333-236461, including all amendments, supplements and exhibits thereto and all information incorporated or deemed to be incorporated by reference therein. Additional opinions and consents required to be filed with this Registration Statement are listed on the Index to Exhibits attached to and filed with this registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Exhibit Description
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of the securities being issued
8.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding tax matters
8.2	Opinion of Haynes and Boone, LLP regarding tax matters
23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1)
23.2	Consent of Haynes and Boone, LLP (included in the opinion filed as Exhibit 8.2)
23.3	Consent of EisnerAmper LLP
23.4	Consent of Plante & Moran, PLLC
23.5	Consent of Friedman LLP
24.1*	Powers of Attorney of Registrant’s Board of Directors (incorporated by reference to the signature pages of the Registration Statement on Form S-4 filed on February 14, 2020)
99.1	Consent of Gemini Valuation Services, LLC

* Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 27, 2020.

DROPCAR, INC.

By:	/s/ Spencer Richardson
Name:	Spencer Richardson
Title:	Chief Executive Officer

Signature	Title	Date

/s/ Spencer Richardson	Chief Executive Officer	May 27, 2020
Spencer Richardson	(Principal Executive Officer)

*	Chief Financial Officer	May 27, 2020
Mark Corrao	(Principal Financial Officer)

*	Chairman of the Board of Directors	May 27, 2020
Joshua Silverman

*
Sebastian Giordano	Director	May 27, 2020

*
David Newman	Chief Business Development Officer and Director	May 27, 2020

*
Zvi Joseph	Director	May 27, 2020

*
Solomon Mayer	Director	May 27, 2020

*
Greg Schiffman	Director	May 27, 2020

By:	/s/ Spencer Richardson
Name:	Spencer Richardson
Title:	Power of Attorney